Exhibit 10.1

THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT: SC CODE ANN.  §15-48-10 ET SEQ. AND THE FEDERAL ARBITRATION ACT 9 U.S.C. 1 ET SEQ.

SUBORDINATED NOTE PURCHASE AGREEMENT

DATED AS OF MARCH 29, 2010

BY AND AMONG

HCSB FINANCIAL CORPORATION

AND

THE PURCHASERS NAMED HEREIN

6.1	Authorization	7

6.2	Purchase for Own Account	8

6.3	Investment Experience	8

6.4	Accredited Investor	8

6.5	Investment Process	8

6.6	Restricted Securities	8

6.7	Legends	8

6.8	Transfer Restrictions	9

6.9	Sufficient Funds	9

SECTION 7 DEFAULT, RIGHTS AND REMEDIES		9

7.1	Event of Default	9

7.2	Acceleration and other Remedies	11

7.3	Proceedings for Enforcement	12

SECTION 8 CLOSING DELIVERIES AND CONDITIONS TO COMPANY’S OBLIGATIONS TO CLOSE		12

8.1	Closing Deliveries to the Purchasers	12

8.2	Conditions to Closing of Company	12

SECTION 9 SUBORDINATION		13

SECTION 10 DISPUTE RESOLUTION		14

10.1	Dispute Resolution	14

10.2	Dispute Notice	14

10.3	Informal Proceedings	14

10.4	Formal Proceedings	14

10.5	Mandatory Arbitration	14

10.6	Litigation	15

10.7	Expiration	15

SECTION 11 MISCELLANEOUS		16

11.1	Indemnities	16

11.2	Amendments and Waivers	16

11.3	Notices	17

11.4	Failure or Indulgence Not Waiver; Remedies Cumulative	17

11.5	Marshaling; Payments Set Aside	17

11.6	Severability	18

11.7	Holders’ Obligations Several; Independent Nature of Holders’ Rights	18

11.8	Headings	18

11.9	Applicable Law	18

11.10	Successors and Assigns	18

11.11	Construction	18

11.12	Confidentiality	18

11.13	Survival of Warranties and Certain Agreements	19

11.14	Entire Agreement	19

11.15	Counterparts; Effectiveness	19

11.16	Maintenance of Register	19

SECTION 12 DEFINITIONS		20

12.1	Certain Defined Terms	20

12.2	Other Definitional Provisions	24

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	-	Initial Purchaser Information
Exhibit B	-	Form of Note

v

SUBORDINATED NOTE PURCHASE AGREEMENT

This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of March 29, 2010, and entered into by and among HCSB Financial Corporation, a South Carolina corporation  (the “Company”), and the purchasers listed on Exhibit A hereto (the “Initial Purchaser”) and any subsequent purchaser (a “Subsequent Purchaser”) who executes a counterpart of this Agreement that is accepted by the Company (each Initial Purchaser and any Subsequent Purchaser is referred to herein as a “Purchaser” and collectively, as the “Purchasers”). Capitalized terms that are not otherwise defined shall have the meanings set forth in Section 11 hereof.

R E C I T A L S:

WHEREAS, the Company owns all of the outstanding Equity Securities of Horry County State Bank, a state bank incorporated under the laws of  the State of South Carolina (the “Bank”); and

WHEREAS, subject to the terms and conditions hereof, the Purchasers desire to purchase and the Company desires that the Purchasers purchase subordinated notes of the Company that qualify as Tier 2 Capital under applicable rules and regulations of the Board of Governors of the Federal Reserve System (“FRB”).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Company agrees with the Purchasers as follows:

SECTION 1

THE NOTES; CLOSING

1.1                                 Purchase and Sale. Subject to the terms and conditions of this Agreement:

(A)                              The Company shall sell to the Initial Purchasers and the Initial Purchasers shall purchase from the Company, on the Initial Closing Date, the Company’s Subordinated Notes due 2020, in the aggregate principal amount of a maximum of $15,000,000, in substantially the form attached hereto as Exhibit B, appropriately completed in conformity herewith and duly and validly issued, authorized, and executed by the Company in the amounts set forth opposite each Initial Purchaser’s name on Exhibit A hereto on the Initial Closing Date (the “Initial Notes”). The term “Notes” as used herein shall mean the Initial Notes, any Subsequent Notes and all notes issued in exchange or substitution for such Initial Notes or Subsequent Notes. The Notes, including the principal and interest, shall be unsecured and subordinate and junior in right of payment to the holders of the Senior Indebtedness to the extent set forth in Section 9 hereof.

(B)                                The closing of the purchase and sale of the Initial Notes (the “Initial Closing”) shall take place at the Company’s corporate office in Loris, SC,  or at such other place and on such date as may be determined by the Company. The date on which the Initial Closing occurs is referred to herein as the “Initial Closing Date.”

In connection with the Initial Closing, the Company will deliver to the Initial Purchasers the Initial Notes, each registered in each Initial Purchaser’s name as stated in Exhibit A (or in the name of such Initial Purchaser’s nominees as may be specified in Exhibit A), against payment by the Initial Purchasers of the purchase price of the Initial Notes.

(C)                                The Company may sell to Subsequent Purchasers and Subsequent Purchasers may purchase from the Company, on one or more Subsequent Closing Dates, the Company’s Subordinated Notes due 2020, in an aggregate principal amount that, together with the aggregate principal amount of the Initial Notes and any other Subsequent Notes as of their respective date(s) of issuance, is not less than $5,000,000 and does not exceed $15,000,000, in substantially the Form attached here to as Exhibit B, appropriately completed in conformity herewith and duly and validly issued, authorized and executed by the Company, in each case in the amount determined by the Company up to the amount set forth on a Subsequent Purchaser’s subscription agreement (any such notes are referred to herein as “Subsequent Notes”).

(D)                               The closing of the purchase and sale of any Subsequent Notes (any such closing, a “Subsequent Closing”) shall take place at the offices of the Company’s corporate office on one or more dates to be determined by the Company.  The date on which any Subsequent Closing occurs is referred to herein as a “Subsequent Closing Date.”  The term “Closing Date” refers to the Initial Closing Date or to a Subsequent Closing Date, as applicable, as the context requires.  In connection with any Subsequent Closing, the Company will deliver to the applicable Subsequent Purchaser one or more Subsequent Notes, each registered in the name of the Subsequent Purchaser as set forth in the applicable counterpart (or in the name of such Subsequent Purchaser’s nominees as may be specified in the applicable counterpart), against payment by the applicable Subsequent Purchaser(s) of the purchase price of the Subsequent Note(s).

1.2                                 Interest and Related Fees.

(A)                              Interest. Except as provided in subsection 1.2(B), interest shall accrue on the unpaid principal amount of the Notes, and on all other Obligations, outstanding from time to time at the rate of 9.00% per annum, until October 5, 2014. Thereafter and until maturity, interest shall accrue on the unpaid principal amount of the Notes, and on all other Obligations, outstanding from time to time at the current Prime Rate in effect, as published by the Wall Street Journal, plus 300 basis points, provided, that the rate of interest shall not be less than 8.00% per annum or more than 12.00% per annum.  Interest on the unpaid principal amount of the Notes outstanding from time to time and on all other Obligations shall be calculated daily on the basis of a three hundred sixty five (365) day year (or a three hundred sixty six (366) day year in a leap year) for the actual number of days elapsed in the period during which it accrues.

(B)                                Payment of Interest and Related Fees. The Company shall pay accrued interest on April 5th and October 5th of each year, commencing on October 5, 2010. If a scheduled interest payment date falls on a day that is not a Business Day, the interest payment will be made on the next Business Day as if it were paid on the scheduled interest payment date, and no interest or other amount will accrue on the interest so payable for the period from and after that interest payment date to the date the interest payment is made.  In addition, accrued and unpaid interest shall be payable on the maturity of the Notes, whether by acceleration or otherwise, and on the date of any prepayment (with respect to the amount prepaid).

(C)                                Excess Interest. Under no circumstances will the rate of interest chargeable be in excess of the maximum amount permitted by law. If excess interest is charged and paid in error, then the excess amount will be promptly refunded or applied to repayment or prepayment of principal; provided, that to the extent all or any portion of such excess amount is applied to repayment or prepayment of principal, interest on the amount so prepaid will not be required to be paid at such time.

(D)                               Expenses and Attorneys’ Fees.  The Company agrees to promptly pay or cause to be paid all reasonable fees, costs, and expenses (including reasonable attorneys’ fees and expenses) to the extent incurred by the Holders in connection with any action that is necessary or appropriate to enforce any Transaction Documents or to collect any payments actually due from the Company. All fees, costs, and expenses for which the Company is responsible under this subsection 1.2(F)(ii) shall be deemed part of the Obligations when incurred.

1.3                                 Payments. All payments by the Company of the Obligations shall be without set off, deduction (unless required by applicable law), or counterclaim and shall be made in same day funds and delivered to each Holder, as applicable, by either by credit to Holders’ designated deposit account at the Bank or by the cashiers check of the Bank set forth on the subscription agreement for such Holder or such other place as such Holder may from time to time designate in writing. The Company shall receive credit on the day of receipt for funds received by such Holder by 1:00 p.m., Eastern Standard Time.  In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day.

1.4                                 Repayments and Prepayments.

(A)                              Voluntary Prepayments of Notes. The Company may prepay the Notes at any time after the fourth anniversary of the Initial Closing in whole or in part. To exercise its option to make any voluntary prepayment hereunder, the Company must give the Holders of the Notes written notice of such prepayment not less than 10 and not more than 40 days prior to the date fixed for such prepayment, specifying the date of proposed prepayment. On the date so fixed for payment, the principal amount of the Notes and the accrued interest on the Notes shall be and become due and payable in full. Any prepayment of the Notes under this subsection 1.4(A) will be made subject to receipt by the Company of prior approval from, or consultation with, the FRB if then required under applicable capital guidelines or policies of the FRB.

(B)                                Scheduled Repayments. The Company shall pay the aggregate principal amount of the Notes outstanding in full on the tenth anniversary of the Initial Closing (the “Maturity Date”).

(C)                                Pro Rata Payment. All payments owed to the Holders of the Notes (whether for principal, interest, or otherwise) shall be made pro rata among such Holders based upon the aggregate unpaid principal amount of the Notes held by each such Holder.

1.5                                 Tax Forms.

(A)                              Tax Forms. Each Holder shall provide to the Company a properly completed Form W-9 or W-8 or similar form, and any successor Holder shall provide to the Company a properly completed Form W-9 or Form W-8 (or any successor thereto) or similar form, as appropriate to such Holder’s status. All such forms shall be completed in such a manner as to eliminate, to the fullest extent permitted by law, the Company’s obligation to make, withhold, or deduct any Taxes with respect to any payments of reimbursements made hereunder.

SECTION 2

AFFIRMATIVE COVENANTS

The Company covenants and agrees that so long as the Notes or any Obligations relating thereto remain outstanding, the Company shall perform and comply in all material respects with all covenants in this Section 2; provided, that the Company will comply with any such covenant that is already qualified by a materiality qualifier in all respects.

2.1                                 Compliance with Agreement. The Company will timely perform the terms, representations, warranties, and covenants of this Agreement and all other Transaction Documents.

2.2                                 Organizational Existence and Conduct of Business. Except as otherwise permitted by Section 3.4, the Company will, and will cause the Bank to, at all times preserve and keep in full force and effect such Person’s (i) organizational existence and all rights and franchises material to such Person’s business, and (ii) material leases, privileges, franchises, qualifications, and rights that are necessary in the ordinary conduct of its business.

2.3                                 Subordinated Debt. If the Notes cease to be deemed to be Tier 2 Capital, other than due to the limitation imposed by the FRB on the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the Notes: (a) the Company will immediately notify Holders, and (b) the Company and the Holders will work together in good faith to immediately execute and deliver all such agreements (including, without limitation, replacement notes) as reasonably necessary in order to restructure the obligations evidenced by the Notes and this Agreement to qualify for Tier 2 Capital treatment.

2.4                                 Exchange of Notes. The Company shall at any time, upon written request of the Holder of a Note and surrender of the Note for such purpose, at the expense of the Company, issue new Notes in exchange therefor in such denominations of at least $25,000, as shall be specified by the Holder of such Note, in an aggregate principal amount equal to the then unpaid principal amount of the Note or Notes surrendered and substantially in the form of Exhibit B with appropriate insertions and variations, and bearing interest from the date to which interest has been paid on the Note surrendered.

2.5                                 Replacement of Notes. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Note, and, in the case of any such loss, theft, or destruction, upon delivery of a bond of indemnity reasonably satisfactory to the Company or, if the Company agrees, an indemnity agreement in form and substance reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of the Note, as the case may be, the Company will issue a new Note of like tenor, in lieu of such lost, stolen, destroyed, or mutilated Note.

SECTION 3

NEGATIVE COVENANTS

The Company covenants and agrees that so long as the Notes or any Obligations relating thereto remain outstanding, unless Majority Holders shall otherwise give their prior written consent, the Company, shall perform and comply with all covenants in this Section 3.

3.1                                 Limitations on Dividend Payments. If there shall have occurred and be continuing a Default or an Event of Default pursuant to Section 7.1, then the Company may not (A) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s Equity Securities, or (B) make any payment of principal, if any, or interest on or repay, repurchase, or redeem any Indebtedness of the Company that rank pari passu in all respects with or junior in interest to the Notes (other than repurchases, redemptions, or other acquisitions of Equity Securities of the Company in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of one or more employees, officers, directors, or consultants, or a dividend reinvestment or stockholder stock purchase plan).

3.2                                 Consolidation, Merger, Conveyance, Transfer, or Lease.  The Company shall not consolidate with or merge into any other Person or convey, transfer, or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer, or lease its properties and assets substantially as an entirety to the Company, unless:

(A)                              In case the Company shall consolidate with or merge into another Person or convey, transfer, or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (i) shall be a corporation, partnership, national association, or trust, (ii) shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and (iii) shall expressly assume the due and punctual payment of the principal of and any interest on the Notes and all other Obligations of the Company hereunder; and

(B)                                Immediately after giving effect to such transaction and treating any Indebtedness that becomes an obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred by the Company or any of its Subsidiaries at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

SECTION 4

REPORTING

The Company covenants and agrees that so long as the Notes or any Obligations relating thereto remain outstanding, unless Majority Holders shall otherwise give their prior written consent, the Company shall perform and comply with all covenants in Section 4.1.

4.1                                 Events of Default. Promptly upon any executive officer of the Company obtaining knowledge of any condition or event that constitutes, or which would reasonably be expected to result in, an Event of Default or Default, the Company shall deliver copies of all notices given or received by any Horry County Entity with respect to any such event or condition and a certificate of an executive officer of the Company specifying the nature and period of existence of such event or condition and what action the Company has taken, is taking, and proposes to take with respect thereto.

SECTION 5

COMPANY REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Purchasers that, except as disclosed in, or incorporated by reference in, the HCSB Financial Corporation Subordinated Notes Due 2020 Private Placement Memorandum dated March 29, 2010 (including any amendments or supplements thereto), as of such Purchaser’s Closing Date the following statements will be true, correct, and complete:

5.1                                 No Conflicts. The consummation of the Related Transactions will not (i) violate or conflict with any Organizational Documents of any Horry County Entity, or (ii) violate or conflict with any laws, rules, regulations, or orders of any Governmental Authority, except if such violations or conflicts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No consent, approval, or authorization of, or registration, filing, or declaration with, any Governmental Authority is required in connection with the Related Transactions, other than those the absence of which would not reasonably be expected to result in a Material Adverse Effect.

5.2                                 Organization, Powers and Good Standing.

(A)                              Organization and Powers. The Company is a “bank holding company” under the Bank Holding Company Act of 1956, as amended, and the South Carolina Banking and Branching Efficiency Act, as amended, and is duly registered as such with the FRB and the South Carolina Board of Financial Institutions (“SCBFI”).

The Bank is a state bank organized, existing, and in good standing under the laws of the State of South Carolina supervised and regulated by the SCBFI and the FDIC (collectively, the

“Regulatory Authorities”). After giving effect to the transactions contemplated by this Agreement, the Bank will be “adequately capitalized” for all purposes of its Regulatory Authorities.

Each Horry County Entity is duly organized, validly existing, and (if applicable) in good standing under the laws of South Carolina.  Each Horry County Entity has all requisite corporate or organizational power and authority to own and operate its material properties, to carry on its business as now conducted in all material respects, to enter into any Transactions Document to which it is a party, and to incur the Obligations and carry out the Related Transactions, as applicable. This Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate or organizational action on the part of the Company.

(B)                                Subsidiaries.  The Company has no Subsidiaries other than the Bank, and the Bank has no Subsidiaries.  The issued and outstanding shares of capital stock or other ownership interests of the Bank were duly authorized and validly issued, are fully paid and nonassessable, and are owned by the Company, directly or indirectly, free and clear of any material Liens.

(C)                                Binding Obligation. This Agreement is, and the other Transactions Documents when executed and delivered will be, the legal, valid, and binding obligations of  the Company, each enforceable against the Company in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by the application of bankruptcy, receivership, conservatorship, reorganization, insolvency, and similar laws affecting creditors’ rights generally and equitable principles being applied at the discretion of a court before which any proceeding may be brought, and to limitations on the rights to indemnity and contribution hereunder that exist by virtue of public policy under federal and state securities laws.

5.3                                 Private Offering. No form of general solicitation or general advertising was used by any Horry County Entity or any representative thereof in connection with the offer or sale of the Notes.  None of the Horry County Entities or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under circumstances that would, and none of the foregoing shall take any actions or steps that would, require registration of the offer and sale of any of the Notes under the Securities Act or any state securities or “blue sky” laws.

SECTION 6

PURCHASER REPRESENTATIONS; TRANSFER RESTRICTIONS

6.1                                 Authorization. Each of the Purchasers has full power and authority to enter into this Agreement and any other Transaction Documents to which it is a party, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except to the extent enforceability may be limited by the application of bankruptcy, receivership, conservatorship, reorganization, insolvency, and similar laws affecting creditors’

rights generally and equitable principles being applied at the discretion of a court before which any proceeding may be brought, and to limitations on the rights to indemnity and contribution hereunder that exist by virtue of public policy under federal and state securities laws.

6.2                                 Purchase for Own Account. Each of the Purchasers is acquiring the Notes for such Purchaser’s own account and not with a view to the distribution of such securities.

6.3                                 Investment Experience. Each of the Purchasers acknowledges that such Purchaser can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the securities to be sold in accordance with this Agreement.

6.4                                 Accredited Investor. Each of the Purchasers is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D under the Securities Act (unless otherwise expressly acknowledged in a writing by the Company to the Purchaser).

6.5                                 Investment Process. Each of the Purchasers has independently evaluated its investment decision, followed its own investment procedures, and conducted diligence and received information it needs for an informed decision.  Each Purchaser has access to and has reviewed, to the extent such Purchaser, so desires, the Company’s filings with the Securities and Exchange Commission (the “SEC”), which filings are available at the SEC’s website (https://www.sec.gov).

6.6                                 Restricted Securities. Each of the Purchasers understands that the securities it is purchasing as contemplated hereby are “restricted securities” under the federal securities laws and that such securities may be resold without registration under the Securities Act only in certain limited circumstances. Each of the Purchasers understands that, in the absence of an effective registration statement covering the securities or an available exemption from registration under the Securities Act, the securities must be held indefinitely.  Any transfer of Notes in a transaction in the absence of an effective registration statement is subject to the Company’s approval, based on the Company’s assessment of whether the transaction complies with applicable state and federal securities laws.

6.7                                 Legends.

(A)             (i)                                     The Purchasers agree to the imprinting, so long as is required by this Section 6.7, of a legend on the Notes purchased pursuant to this Agreement in substantially the following form:

THE ISSUANCE OF THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE LAWS, AND THIS SUBORDINATED NOTE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED, OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND/OR SUCH LAWS COVERING THIS INSTRUMENT OR THE COMPANY, UPON ITS

REQUEST, RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THIS INSTRUMENT ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE, OR OTHER DISTRIBUTION FOR VALUE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND APPLICABLE STATE LAWS.

THIS SUBORDINATED NOTE IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IT IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY FEDERAL AGENCY.

(B)               Certificates evidencing the Notes shall not contain any legend (including the legends described in subsection 6.7(A)), if the Company determines that such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC and applicable state laws).

6.8                                 Transfer Restrictions. Any sale, transfer, assignment or other disposition of Notes must be in denominations of at least $25,000 (or, if less, the aggregate outstanding principal amount of the Note(s) held by the Holder seeking to sell, transfer, assign, or otherwise dispose of one or more Notes), unless otherwise consented to by the Company in its sole discretion.  The Notes may be sold, assigned, transferred, or otherwise disposed of, in whole or in part, by the Holder thereof, only in accordance with applicable securities laws and subject to the provisions of this Agreement.  Without limiting the foregoing, without prior written consent of the Company, no Note may be sold, transferred, or assigned during the six month period following the original purchase of such Note from the Company.

6.9                                 Sufficient Funds. As of the applicable Closing Date, each Purchaser will have sufficient funds to make full payment for the Notes to be purchased by such Purchaser.

SECTION 7

DEFAULT, RIGHTS AND REMEDIES

7.1                                 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(A)                              Payment.  (i)                              Failure to pay any installment or other payment of principal or interest of any of the Notes, when due, or (ii) failure to pay any other amount due under this Agreement or any of the other Transaction Documents, in either case within 180 days of receipt by the Company of Notice from a Holder that such payment is past due, or

(B)                                Default in Other Agreements.  (i) Failure of any Horry County Entity to pay when due or within any applicable grace period any principal or interest on Indebtedness having a principal balance in excess of $15,000,000 or (ii) breach or default of any Horry County Entity, or the occurrence of any condition or event, with respect to any Indebtedness of such Horry County Entity, if the effect of such breach, default or occurrence is to cause such

Indebtedness having an aggregate principal amount in excess of $15,000,000 to become or be declared due prior to their stated maturity; or

(C)                                Breach of Certain Provisions.  A material failure of the Company to perform or comply with the terms and conditions contained in Section 3.1 or Section 3.2; or

(D)                               Breach of Warranty.  Any representation, warranty, certification, or other statement made by any Horry County Entity in any of the Transaction Documents or in any certificate at any time given by such Person in writing pursuant to or in connection with any of the Transaction Documents is false in any material respect on the date made or, if such representation, warranty, certification, or other statement relates to a date other than the date as of which made, then as of such date, which in either case would reasonably be expected to result in a Material Adverse Effect and such breach is not remedied or waived within 30 days after receipt by the Company of notice from Majority Holders of such breach;

(E)                                 Other Defaults Under Transaction.  Any Horry County Entity defaults in the performance of or compliance with any material term contained in this Agreement or the other Transaction Documents (other than occurrences described in other provisions of this Section 7.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default would reasonably be expected to result in a Material Adverse Effect and such default is not remedied or waived within 30 days after receipt by the Company of notice from Majority Holders of such default.

(F)                                 Bankruptcy.

(i)                    A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other similar official of the Company or for any substantial part of its property, or orders the winding-up or liquidation of its affairs and such decree, appointment or order shall remain unstayed and in effect for a period of 60 days; or

(ii)                 The Company shall commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Company or of any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(iii)              A court or administrative or governmental agency or body shall enter a decree or order for the appointment of a receiver of the Bank or all or substantially all of its property in any liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of its property; provided that at such time the Bank is a major subsidiary depository institution of the Company as contemplated by Appendix A of 12 CFR part 225; or

(iv)             The Bank shall consent to the appointment of a receiver for it or all or substantially all of its property in any liquidation, insolvency, or similar proceeding with respect to it or all or substantially all of its property; provided that at such time the Bank is a major subsidiary depository institution of the Company as contemplated by Appendix A of 12 CFR part 225;

(G)                                Dissolution.  Any order, judgment, or decree is entered against the Company or the Bank decreeing the dissolution or split up of the Company or the Bank and such order remains undischarged or unstayed for a period in excess of 30 days; or

(H)                               Solvency.  The Company or the Bank ceases to be solvent or admits in writing its present or prospective inability to pay its debts as they become due; or

(I)                                    Injunction.  The Company or a the Bank is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any part of its business for more than thirty (30) days unless such event or circumstance would not reasonably be expected to have a Material Adverse Effect.

7.2                                 Acceleration and other Remedies.

(A)                              Non-Bankruptcy Defaults.  When any Event of Default other than those set forth in subsection 7.1(F) has occurred and is continuing, the Majority Holders may, by written notice to the Company enforce any and all rights and remedies available to the Holders under the Transaction Documents or applicable law (subject to the provisions of the Transaction Documents); provided, however, the Holders may not accelerate payment of the principal of, or the accrued interest on, the Notes.

(B)                                Bankruptcy Defaults.  When any Event of Default described in subsection 7.1(F) has occurred and is continuing, then the Notes, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the Transaction Documents, shall immediately become due and payable without presentment, demand, protest, or notice of any kind. In addition, the Holders may exercise any and all remedies available to it under the Transaction Documents or applicable law.

(C)                                Tier 2 Capital Characterization.  If the Company receives a written notification from the FRB that the Notes no longer constitute Tier 2 Capital of the Company, other than due to the limitation imposed by the second sentence of 12 C.F.R. Section 250.166(e), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt and the Notes and this Agreement cannot be restructured so as to qualify the Notes for Tier 2 Capital treatment as provided in Section 2.3, and if thereafter any Event of Default shall occur and be continuing under Section 7.1, the Majority Holders may declare the Notes and any other amounts due Holders hereunder immediately due and payable, whereupon the Notes and such other amounts payable hereunder shall immediately become due and payable, without presentments, demand, protest or notice of any kind.

7.3                                 Proceedings for Enforcement.  In case any one or more Events of Default shall have occurred and be continuing, unless such Events of Default shall have been waived in the manner provided in Section 11.2 hereof, Majority Holders, subject to the terms of the subordination provisions of the Note, may proceed to protect and enforce their rights pursuant to the dispute resolution mechanisms contained in Section 10 of this Agreement.

SECTION 8

CLOSING DELIVERIES AND CONDITIONS TO

COMPANY’S OBLIGATIONS TO CLOSE

8.1                                 Closing Deliveries to the Purchasers.

(A)                              The documents and other items listed below shall be duly authorized, executed, and delivered by the Company to the Initial Purchasers or the Subsequent Purchases, as applicable, on, before or promptly following their respective Closing Date:

(1)                                  This Agreement;

(2)                                  In the case of the Initial Closing the Initial Notes; and

(3)                                  In the case of a Subsequent Closing, the applicable Subsequent Note(s).

8.2                                 Conditions to Closing of Company. The obligations of the Company to sell Initial Notes on the Closing Date to any potential Purchaser, and the obligations of the Company to sell any Subsequent Notes on a Subsequent Closing Date to any potential Subsequent Purchaser, are subject to the satisfaction of all conditions precedent set forth in this Section 8.2 as of the applicable Closing Date.

(A)                              The documents and other items listed below shall be duly authorized, executed and delivered to the Company by such Purchaser on or before the Closing Date and shall be in full force and effect as of the Closing Date.

(i)                                     This Agreement and the Purchaser’s Subscription Agreement and Investor Questionnaire;

(ii)                                  If required by the Company, signature and incumbency certificates of the officers or other authorized signatories of the Initial Purchasers or the Subsequent Purchaser, as applicable, that are not natural persons executing the Transaction Documents.

(iii)                               In the case of a Subsequent Closing, the applicable Counterpart(s);

(B)                                With respect to the Initial Closing, the Initial Purchaser shall have delivered the purchase price for the Initial Notes as specified in Exhibit A hereto.  With respect to a Subsequent Closing, the applicable Subsequent Purchaser(s) shall have delivered the purchase price for their Subsequent Notes.

(C)                                The Company shall have determined, in its sole discretion, to accept the subscription agreement of, and to sell Notes to, the applicable Purchaser (and shall not have revoked such determination and acceptance).

(D)                               The Board shall have authorized the Company to enter into this Agreement.

(E)                                 With respect to a Subsequent Closing, the receipt by the Company of an aggregate purchase price that, together with the aggregate purchase price of the Initial Notes and any other Subsequent Notes as of their respective date(s) of issuance, is not less than $5,000,000.

SECTION 9

SUBORDINATION

The Indebtedness of the Company evidenced by this Agreement and the Notes, including the principal, interest, if any, shall be subordinated and junior in right of payment to the holders of the Senior Indebtedness. In the event that any default occurs in the payment of principal, interest, if any, on any Senior Indebtedness and, as a result thereof, (i) a judicial proceeding shall have been instituted with respect to such defaulted payment or (ii) the holders of the Senior Indebtedness can accelerate the Senior Indebtedness and such default is continuing, then no payment shall be made by the Company to the Holders on account of the principal, interest, if any, on the Notes. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceeding, or any liquidation or winding up of, or relating to, the Company, whether voluntary or involuntary, all Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the Obligations under this Agreement or the Notes. In the event of any such proceedings, after payment in full of all sums owing on the Senior Indebtedness, the Holders of the Notes shall be entitled to be paid from the remaining assets of the Company the unpaid principal, interest, if any, and all Obligations under this Agreement before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to the Notes and the Obligations under this Agreement. Subject to the payment in full of the Senior Indebtedness, the Holders of the Notes shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payment or distributions of cash, property, or other securities of the Company applicable to the Senior Indebtedness until all amounts on the Notes and all Obligations hereunder have been paid in full.

The provisions of this paragraph are intended solely for the purpose of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of the Senior Indebtedness, on the other hand, and nothing herein shall impair the obligation of the Company, which is absolute and unconditional, to pay the principal, interest, if any, on the Notes.

SECTION 10

DISPUTE RESOLUTION

10.1                           Dispute Resolution.  Any claim of, or dispute or controversy involving, the Company, a Purchaser, a Holder (including any former Holder), or another party to or beneficiary of the Transaction Documents (each a “Party” and, collectively the “Parties”) arising out of, connected with, or relating to this Agreement or the Transaction Documents, the subject matter of this Agreement or the Transaction Documents, their formation or execution, or any right or obligation created by this Agreement or the Transaction Documents, irrespective of the legal theory or claims underlying such claim, dispute, or controversy (including tort or statutory claims) ( any “Dispute”), shall be resolved in accordance with this Section.

10.2                           Dispute Notice.  The Party asserting the Dispute will give prompt notice to the other Party describing the Dispute in reasonable detail (“Dispute Notice”).

10.3                           Informal Proceedings.  Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their dispute informally.  Towards that end, promptly after receipt of the Dispute Notice, the Parties, personally or through party representatives, will negotiate in good faith to resolve the Dispute.  The specific format for the discussions shall be left to the discretion of the designated representatives.

10.4                           Formal Proceedings.  Formal proceedings for the resolution of a dispute pursuant to this Section may not be commenced until the earlier of:

(A)                              the Parties or designated Party representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

(B)                                30 business days from the date of the Dispute Notice.  (This period shall be deemed to run notwithstanding any claim that the process described in this Section was not followed or completed).

10.5                           Mandatory Arbitration.

(A)                              Upon demand of any Party (whether made before or after institution of any judicial proceeding), any dispute shall be referred to arbitration, and the final decision rendered shall be binding upon the Parties to this Agreement.  Disputes include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to binding arbitration, claims brought as class actions, claims relating to any Transaction Document executed in the future, or claims arising out of or connected with the transaction reflected by any Note.

(B)                                To the extent not specified or modified hereafter, arbitration shall be conducted under and governed by the Commercial Arbitration Rules (the “Arbitration Rules”) promulgated by the American Arbitration Association (“AAA”), the Securities Arbitration Supplementary Procedures promulgated by the AAA, and Chapter 48 of Title 15 of the Code of Laws of South Carolina, as amended (the South Carolina Uniform Arbitration Act).  All arbitration hearings shall be conducted in Horry County, South Carolina.  The Expedited

Procedures set forth in the Arbitration Rules shall be applicable to claims of less than $100,000.  All applicable statutes of limitation shall apply to a dispute.  A judgment upon the award may be entered in any court having jurisdiction over the Party.

(C)                                Where the claim amounts to or exceeds $100,000, the arbitration shall be conducted before three arbitrators, who shall be licensed attorneys in the State of South Carolina.  All plaintiffs/claimants in the action shall be permitted the selection of one arbitrator and all defendants/respondents shall be permitted the selection of the second arbitrator.  (For purposes of selection of the arbitrators, third-party, counter, or cross claimants shall not be recognized).  The two selected arbitrators shall then select the third arbitrator.

(D)                               Where the claim is less than $100,000, the arbitration shall be conducted before a single arbitrator, who shall be a licensed attorney in the State of South Carolina.  This arbitrator shall be selected by mutual agreement of the Parties.

10.6                           Litigation.

(A)                              In the event that the provisions hereof requiring binding arbitration shall for any reason be deemed unenforceable (or if no Party demands that a Dispute be submitted to binding arbitration), the Parties agree as follows:

(1)                                  Consent to Jurisdiction.  Each Party consents to the jurisdiction of the state courts of Horry County, South Carolina, and the Federal Courts of the District of South Carolina, Florence Division.  Each Party expressly and irrevocably consents to the jurisdiction of the aforesaid courts and waives any defenses of lack of personal jurisdiction, improper venue, or forum non conveniens.

(2)                                  Exclusive Selection of Forum.  Any Dispute shall be brought exclusively in the Court of Common Pleas for Horry County, South Carolina, or in the federal courts of the District of South Carolina, Florence Division.

(3)                                  Waiver of Right to Jury Trial.  Each Party waives their respective right to a trial by jury with respect to any Dispute.  Each Party acknowledges and understands that this wavier is a material inducement to enter into a business relationship, that each has relied on this waiver in entering into this Agreement and the other Transaction Documents, and that each will continue to rely on the waiver in their related future dealings.  Each Party represents and warrants that each has had the opportunity of reviewing this jury waiver with legal counsel, and that each knowingly and voluntarily waives its jury trial rights.

10.7                           Expiration.  The foregoing obligations, contained in this Section 10, shall indefinitely survive the expiration or earlier termination of this Agreement.

SECTION 11

MISCELLANEOUS

11.1                           Indemnities. In addition to and without limiting the terms of any other provision of this Agreement, the Company agrees to indemnify, pay, and hold each Holder and their respective officers, directors, employees, partners, agents, and attorneys (the “Indemnitees”) harmless to the fullest extent permissible under applicable law, from and against, permitted by law, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitees or any of them by an unrelated third party arising out of claims asserted against the Indemnitees or any of them as a result of such Indemnitees being parties to this Agreement or the transactions consummated pursuant to this Agreement; provided, that the Company shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction or in binding arbitration. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law; provided further that this indemnity provision shall not apply to any third party claim against Indemnitees from any of the Indemnitees’ Affiliates, investors, limited partners, managers, retired managers, directors, former directors, partners, retired partners, members, retired members, shareholders, or any of their family members. This Section 11.1 and all other indemnification provisions contained within the Transaction Documents shall survive the termination of this Agreement.

11.2                           Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination, or waiver of any provision of this Agreement, the Notes, or any of the other Transaction Documents, or consent to any departure by any Horry County Entity therefrom, shall in any event be effective unless the same shall be in writing and signed by Majority Holders and the Horry County Entity; provided, that no amendment, modification, termination, or waiver shall, unless in writing and signed by all Holders, do any of the following: (A) reduce the principal of or the rate of interest on any Note or the fees hereunder; (B) extend any date fixed for any payment of principal, interest, or fees; (C) change the definition of the term Majority Holders or the percentage of Holders which shall be required for Holders to take any action hereunder; (D) amend or waive this Section 11.2 or the definitions of the terms used in this Section 11.2 insofar as the definitions affect the substance of this Section 11.2; or (E) consent to the assignment, delegation, or other transfer by any Horry County Entity of any of its rights and obligations under any Transaction Documents. Each amendment, modification, termination, or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company shall entitle any Horry County Entity to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver, or consent effected in accordance with this Section 11.2 shall be binding upon each Holder of the Notes at the time outstanding, each future Holder of the Notes and, if signed by the Company.

11.3                           Notices. Any notice or other communication required hereunder shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service, or U.S. mail and shall be deemed to have been given: (A) if delivered in person, when delivered; (B) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Eastern Standard Time or, if not, on the next succeeding Business Day (in either case to the extent electronic confirmation of receipt is received); (C) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (D) if delivered by U.S. mail, upon receipt.

Notices shall be addressed as follows:

If to the Company:

c/o HCSB Financial Corporation

3640 Ralph Ellis Boulevard

Loris, South Carolina 29569

Attention: Edward L. Loehr, Jr.

Telecopy: (843) 716-6213

With a copy (which shall not constitute notice) to:

c/o Nelson Mullins Riley & Scarborough, LLP

104 South Main Street, Suite 900

Greenville, South Carolina 29601

Attention: Neil E. Grayson, Esq.

Telecopy: (864) 250-2359

If to any Holder:

To the address set forth in such Holder’s subscription agreement with respect to the Notes or to such other address as shall be designated in a written notice to the Company.

11.4                           Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Holder to exercise, nor any partial exercise of, any power, right, or privilege hereunder or under any other Transaction Document shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Transaction Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

11.5                           Marshaling; Payments Set Aside. No Holder shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that the Company makes payment(s) or any Holder exercises its right of set-off, and such payment(s) or the proceeds of such set-off are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

11.6                           Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Transaction Documents shall not affect or impair the remaining provisions in the Transaction Documents.  If any provision herein is declared invalid, this Agreement shall be deemed to be amended to replace, to the extent legally possible, the rights and obligations contained in the invalid provision.  The invalidity of any provision is not a failure of consideration hereunder.

11.7                           Holders’ Obligations Several; Independent Nature of Holders’ Rights. The obligation of each Holder hereunder is several and not joint, and no Holder shall be responsible for the obligation or commitment of any other Holder hereunder. Nothing contained in any Transaction Documents and no action taken by any Holder pursuant hereto or thereto shall be deemed to constitute Holders to be a partnership, an association, a joint venture, or any other kind of entity. The amounts payable at any time hereunder to each Holder shall be separate and independent debts.

11.8                           Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

11.9                           Applicable Law. This Agreement and the other Transaction Documents shall be governed by and shall be interpreted, construed, and enforced in accordance with the laws of the State of South Carolina, without regard to conflicts of law principles.  This Agreement, the Transaction Documents, and all transactions contemplated herein shall be subject to the provisions of the Securities Act, to the extent required by law.  To the extent the preceding choice of law provision is in conflict with the requirements of the Securities Act, the Securities act shall govern the construction, interpretation, and enforcement of the Agreement and the other Transaction Documents.

11.10                     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any Holder); provided, that no Horry County Entity may assign any of its rights or obligations hereunder without the written consent of all Holders except pursuant to Section 3.2.

11.11                     Construction. The Purchasers and the Company acknowledge that each of them has had the opportunity to consult legal counsel of its own choice and has been afforded an opportunity to review the Transaction Documents with its legal counsel and that the Transaction Documents shall be construed as if jointly drafted by the Purchasers and the Company.

11.12                     Confidentiality. The Purchasers agree to use their best efforts to keep confidential any confidential information delivered pursuant to the Transaction Documents and not to use or disclose such information to Persons other than those employed by or engaged by the Purchasers and those employed by or engaged by the Purchasers’ assignees or participants, or potential assignees or participants, in each case, who have agreed to keep such information confidential.

This Section 11.12 shall not apply to disclosures required to be made by the Purchasers to any regulatory or Governmental Authority or pursuant to legal process; provided, that unless prohibited by law or process, the Purchasers shall use commercially reasonable efforts to notify the Company of its confidential information is to be disclosed and to cooperate in the efforts of the Company to limit or prohibit disclosure. The obligations of the Purchasers under this Section 11.12 shall be in addition to and shall not supersede and replace the obligations of the Purchasers under any other obligation in respect of this financing that existed prior to the date hereof.

11.13                     Survival of Warranties and Certain Agreements. Unless otherwise provided by their terms, the representations and warranties made herein shall survive the execution and delivery of this Agreement for a period of one year from the date hereof (except for Section 5.4, which shall survive indefinitely); provided, however, that the representations and warranties made herein shall be used for determining the occurrence or existence of an Event of Default for as long as any of the Notes are outstanding. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements set forth in Section 10  and those contained in Sections 1.5 and 11.1 shall survive the repayment of the Obligations and the termination of this Agreement. The covenants and agreements of the Company shall exist and remain in effect to the extent and as provided in the preamble paragraphs of each of Section 2, Section 3, and Section 4 of this Agreement.

11.14                     Entire Agreement. This Agreement, the Notes, and the other Transaction Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

11.15                     Counterparts; Effectiveness. This Agreement, any Counterpart, and any amendments, waivers, consents, or supplements may be executed, including by facsimile in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by the Company and each of the Initial Purchasers.

11.16                     Maintenance of Register.   The Company or its duly appointed agent shall maintain a register for the Notes in which it shall register the issuance and transfer of the Notes. All transfers of the Notes shall be recorded on the register maintained by the Company or its agent, and the Company shall be entitled to regard the registered holder of such Note as the actual owner of the Note so registered until the Company or its agent is required to record a transfer of such Note on its register. The Company or its agent shall be required to record any such transfer when it receives the Note to be transferred duly and properly endorsed by the registered holder thereof or by its attorney duly authorized in writing.

SECTION 12

DEFINITIONS

12.1                           Certain Defined Terms. The terms defined below are used in this Agreement as so defined. Terms defined elsewhere in this Agreement are used in this Agreement as so defined.

“Affiliate” means any Person (a) directly or indirectly controlling, controlled by, or under common control with, the Company; (b) directly or indirectly owning or holding 10% or more of any Equity Securities or the Company; or (c) 10% or more of whose voting stock or other Equity Securities are directly or indirectly owned or held by the Company. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, neither any Holder nor any of their respective Affiliates shall be considered an Affiliate of the Company or any of their Subsidiaries.

“Agreement” means this Agreement (including all schedules, annexes, and exhibits hereto), as the same may from time to time be amended, supplemented or otherwise modified.

“Bank” means Horry County State Bank.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time or any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

“Board” means the board of directors of the Company.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of South Carolina, or is a day on which banking institutions located in the State of South Carolina are closed.

“Company” has the meaning ascribed to such term in the preamble of this Agreement.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Equity Securities” means all shares of capital stock (whether denominated as common stock, preferred stock, common units, preferred units, or otherwise), equity interests, beneficial, partnership or membership interests, joint venture interests, participations, or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Event of Default” has the meaning ascribed to that term in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” shall have the meaning ascribed to such term in the recitals hereto and shall include any other Governmental Authority that serves as the primary federal regulator of Company from time to time while the Notes are outstanding.

“GAAP” means generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled “The Meaning of ‘Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports’” issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Holder” means any holder of a Note.

“Horry County Entities” means, collectively, the Company and the Bank, and “Horry County Entity” means any one of the foregoing “Horry County Entities.”

“Indebtedness” as applied to any Person, means: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) any obligation under any lease treated as an operating lease under GAAP and as a loan or financing for United States income tax purposes or creditors rights purposes; (d) all obligations evidenced by bonds, debentures, notes, or similar instrument or upon which interest charges are customarily paid; (e) any obligation owed for all or any part of the deferred purchase price of property or services other than current accounts payable and accrued expenses arising in the ordinary course of business and not more than ninety (90) days overdue; (f) “earnouts” and similar payment obligations; and (g) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person, or is nonrecourse to the credit of that Person, provided, that in the case of indebtedness pursuant to this clause (g) which is non-recourse, the amount of such indebtedness shall be limited to the value of property and assets securing such indebtedness.

“Indemnitees” has the meaning ascribed to such term in Section 11.1.

“Initial Closing” has the meaning ascribed to such term in subsection 1.1(B).

“Initial Closing Date” has the meaning ascribed to such term in subsection 1.1(B).

“Initial Notes” has the meaning ascribed to such term in subsection 1.1(A).

“Lien” means any lien, mortgage, pledge, security interest, charge, encumbrance, or governmental levy or assessment of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof), and any agreement to give any lien, mortgage, pledge, security interest, charge, or encumbrance.

“Majority Holders” means Holders holding more than fifty percent (50%) of the aggregate then outstanding principal balance of the Notes.

“Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets, or financial condition of the Horry County Entities, taken as a whole or (b) the material impairment of the ability of the Company to perform its obligations under any Transaction Document to which it is a party or of any Holder to enforce any Transaction Document or collect any of the Obligations; provided, that the meaning shall exclude any changes from general economic, industry, market or competitive conditions, interest rates, or changes in law, rules, or regulations affecting Persons in the Horry County Entities’ industries. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Maturity Date” has the meaning ascribed to such term in subsection 1.4(B).

“Notes” has the meaning ascribed thereto in subsection 1.1(A).

“Obligations” means all obligations, liabilities, and Indebtedness of every nature of each Horry County Entity from time to time owed to any Holder under the Transaction Documents, including the principal amount of all debts, claims, and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed, or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable whether before or after the filing of a proceeding under the Bankruptcy Code by or against any Horry County Entity.

“Organizational Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Equity Securities of a Person.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

“Purchaser” and “Purchasers” have the meaning ascribed to such terms in the preamble.

“Regulatory Authorities” means the FDIC and the SCBFI.

“Related Transactions” means the execution and delivery of the Transactions Documents, the purchase and sale of the Initial Notes on the Closing Date, and the payment of all fees, costs, and expenses associated with all of the foregoing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the regulations promulgated thereunder.

“Senior Indebtedness” means, with respect to the Company, (i) the principal, and interest in respect of (A) indebtedness for borrowed money and (B) indebtedness evidenced by securities, debentures, notes, bonds, or other similar instruments issued by the Company; (ii) all capitalized lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company, and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of the Company for the reimbursement of any letter of credit, any banker’s acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any interest rate swap, any other hedging arrangement, any obligation under options, or any similar credit or other transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other Persons for the payment of which the Company is responsible or liable as obligor, guarantor, or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), whether incurred on or prior to the date of this Agreement or thereafter incurred, unless, with the prior approval of the FRB if not otherwise generally approved, it is provided in the instrument creating or evidencing the same or pursuant to which the same is outstanding, that such obligations are subordinated or are pari passu in right of payment to the Notes.

“Subsidiaries” shall have the meaning provided in Rule 405 of the Securities Act, as amended, and includes all direct and indirect subsidiaries of a Person.

“Tax” or “Taxes” means any federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility,

environmental, communications, real or personal property, capital stock, membership or partnership interest, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tier 2 Capital” has the definition provided in, and shall be determined in accordance with, the rules and regulations of the FRB.

“Transaction Documents” means this Agreement, the Notes, and all other instruments, documents and agreements executed by or on behalf of the Company and delivered concurrently herewith or at any time hereafter to or for the benefit of any Holder in connection with the transactions contemplated by this Agreement, all as amended, supplemented, or modified from time to time.

12.2                           Other Definitional Provisions. References to “Sections,” “subsections,” “Exhibits,” “Schedules” and “sub schedules” shall be to Sections, subsections, Exhibits, Schedules, and sub schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 11.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. References to an agreement shall include all amendments, restatements, modifications, and supplements to such agreement, subject to such consents or approvals of Holders as may be required by the terms of this Agreement. In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph, or clause in which the respective word appears; words importing any gender include the other gender; references to “writing” include printing, typing, lithography, and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” shall not be deemed to be exclusive; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments, and other modifications are not prohibited by the terms of this Agreement or any other Transaction Documents; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

[Remainder of page blank; signature pages follow]

Witness the due execution hereof by the undersigned as of the date and year first written above.

HCSB FINANCIAL CORPORATION

By:
Name:
Title:

[Purchaser signatures are on the pages that follow]

The foregoing HCSB Financial Corporation Subordinated Note Purchase Agreement is hereby accepted as of the date and year first above written on such Agreement.

PURCHASER SIGNATURE

By:
Name:

[Continuation of HCSB Financial Corporation Subordinated Note Purchase Agreement Signature Page]

EXHIBIT A(1)

Principal Amount
Name Purchaser	of Initial Notes

(1) This exhibit will be completed by the Company based on the subscription agreements that are accepted.

EXHIBIT B

[FORM OF NOTE]

THIS NOTE AND THE SUBORDINATED NOTE PURCHASE AGREEMENT REFERENCED AND INCORPORATED HEREIN IS SUBJECT TO ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT: SC CODE ANN.  §15-48-10 ET SEQ. AND THE FEDERAL ARBITRATION ACT 9 U.S.C. 1  ET SEQ.

The issuance of this Subordinated Note has not been registered under the Securities Act of 1933 or applicable state laws, and this Note may not be sold or transferred except in a transaction that is exempt under such laws or pursuant to an effective registration under such laws.

This obligation is not a deposit and is not insured by the United States or any agency or fund of the United States, including the Federal Deposit Insurance Corporation.  This obligation is subordinated to the claims of senior indebtedness of the Company and is not secured.

SUBORDINATED NOTE DUE 2020

$[              ]    [INSERT APPLICABLE CLOSING DATE], 2010

FOR VALUE RECEIVED, the undersigned, HCSB FINANCIAL CORPORATION, a South Carolina corporation (the “Company”), hereby promises to pay to the order of [                            ], an [individual resident of               /  a                  corporation/LLC] (“Purchaser”), at its offices at 3640 Ralph Ellis Boulevard, Loris, South Carolina 29569 (or at such other place as the holder may from time to time designate) the principal sum of [                    ($            )] on [•], 2020 (the “Maturity Date”) (or such date as the Company may prepay the principal sum pursuant to Section 1.4 of the Note Purchase Agreement (as defined below) or any earlier date of acceleration of the Maturity Date), and to pay interest accrued on the outstanding principal amount of this Subordinated Note Due 2020 (the “Note”) from [INSERT APPLICABLE CLOSING DATE], 2010, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually on April 5, 2010 and October 5, 2010 of each year, commencing on October 5, 2010 (each, an “Interest Payment Date”), at a rate per annum of 9.00% (or such rate of interest as then in affect pursuant to Section 1.2 of the Note Purchase Agreement) until the principal hereof shall have been paid.

This Note is one of the Notes referred to in the Subordinated Note Purchase Agreement (as may be amended, modified, or restated from time to time), dated as of March 29, 2010, by and among the Company and the purchasers of the Company’s Subordinated Notes Due 2020 (the “Note Purchase Agreement”). Capitalized terms used in this Note are defined in the Note Purchase Agreement, unless otherwise expressly stated herein. This Note is entitled to the benefits of the Note Purchase Agreement and is subject to all of the agreements, terms, and conditions contained therein, all of which are incorporated herein by this reference. This Note may be prepaid, in whole or in part, in accordance with the terms and conditions set forth in the Note Purchase Agreement.

The outstanding principal balance of this Note shall be due and payable as provided in Section 1.4 of the Note Purchase Agreement.  Interest on the principal amount of this Note from time to time outstanding, and other amounts owing, shall be due and payable as provided in Section 1.2 of the Note Purchase Agreement (computed on the basis of the actual number of days elapsed over a 365/366-day year).  In no event, however, shall interest exceed the maximum rate permitted by law.

If an Event of Default involving bankruptcy provided for under Section 7.1(F) of the Note Purchase Agreement occurs, then the principal of, interest accrued on, and other Obligations payable under the Notes and the Transaction Documents will immediately become due and payable. Notwithstanding anything to the contrary herein or in the Note Purchase Agreement, other than Section 7.1(F) of the Note Purchase Agreement, there is no right of acceleration for any Default, including a default in the payment of principal or interest or the performance of any other covenant or obligation by the Company, or Event of Default under this Note or the Note Purchase Agreement.

This Note is not secured by any assets or commitments of the Company. This Note is a debt of the Company only and is not an obligation of Horry County State Bank or any of its affiliates.

The Indebtedness of the Company evidenced by this Note, including the principal, interest, and premium, if any, is, to the extent and in the manner set forth in the Note Purchase Agreement, unsecured, subordinated, and junior in right of payment to its obligations to holders of Senior Indebtedness, as defined in the Note Purchase Agreement, and each holder of the Notes, by the acceptance hereof, agrees to and shall be bound by such provisions of the Note Purchase Agreement.

THIS NOTE SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF SOUTH CAROLINA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

BINDING ARBITRATION.  UPON DEMAND OF ANY PARTY (AS DEFINED IN THE NOTE PURCHASE AGREEMENT) (THE TERM PARTY INCLUDES, WITHOUT LIMITATION, ANY SUBSEQUENT HOLDER OF THIS NOTE),WHETHER SUCH DEMAND IS MADE BEFORE OR AFTER INSTITUTION OF ANY JUDICIAL  PROCEEDING, ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS NOTE AND/OR ANY OTHER TRANSACTION DOCUMENT, THEIR SUBJECT MATTER OR FORMATION OR EXECUTION, OR ANY RIGHT OR OBLIGATION CREATED THEREBY, IRRESPECTIVE OF THE LEGAL THEORY OR CLAIMS UNDERLYING SUCH DISPUTE, CLAIM OR CONTROVERSY (INCLUDING TORT OR STATUTORY CLAIMS) (ANY “DISPUTE”) BETWEEN OR AMONG ANY PARTIES SHALL BE RESOLVED BY BINDING ARBITRATION AS PROVIDED IN SECTION 10 OF THE REFERENCED NOTE

PURCHASE AGREEMENT INCORPORATED HEREIN.  INSTITUTION OF A JUDICIAL PROCEEDING BY A PARTY DOES NOT WAIVE THE RIGHT OF THAT PARTY TO DEMAND ARBITRATION HEREUNDER. DISPUTES MAY INCLUDE, WITHOUT LIMITATION, TORT CLAIMS, COUNTERCLAIMS, DISPUTES AS TO WHETHER A MATTER IS SUBJECT TO ARBITRATION, CLAIMS BROUGHT AS CLASS ACTIONS, CLAIMS RELATING TO ANY TRANSACTION DOCUMENT EXECUTED IN THE FUTURE, OR CLAIMS ARISING OUT OF OR CONNECTED WITH THE TRANSACTION REFLECTED BY THIS NOTE.

EXCLUSIVE VENUE SELECTION.  IN THE EVENT THE PRIOR BINDING ARBITRATION IS FOUND TO BE UNENFORCEABLE (OR IF NO PARTY DEMANDS ARBITRATION), ANY DISPUTE ARISING BETWEEN OR AMONG ANY PARTIES SHALL BE BROUGHT EXCLUSIVELY IN THE COURT OF COMMON PLEAS FOR HORRY COUNTY, SOUTH CAROLINA, OR IN THE FEDERAL COURTS OF THE DISTRICT OF SOUTH CAROLINA, FLORENCE DIVISION.

CONSENT TO JURISDICTION.  EACH PARTY CONSENTS TO THE JURISDICTION OF THE STATE COURTS OF HORRY COUNTY, SOUTH CAROLINA, AND THE FEDERAL COURTS OF THE DISTRICT OF SOUTH CAROLINA, FLORENCE DIVISION.  EACH PARTY EXPRESSLY AND IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSES OF LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, OR FORUM NON CONVENIENS.

EACH PARTY WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY DISPUTE.  EACH PARTY ACKNOWLEDGES THAT THIS WAVIER IS A MATERIAL INDUCEMENT FOR COMPANY AND PURCHASER TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS NOTE AND THE OTHER TRANSACTION DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  PURCHASER, ANY SUBSEQUENT HOLDERS, AND THE COMPANY REPRESENT AND WARRANT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

The provisions of this Note are continued on the reverse side hereof and such provisions shall for all purposes have the same effect as though fully set forth at this place.

The undersigned expressly waives any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration, or notice of any other kind except as expressly provided in the Note Purchase Agreement.

This Note is executed as of the date first written above.

HCSB FINANCIAL CORPORATION,
a South Carolina corporation

By:

Name:

Title:

REVERSE OF SECURITY

No reference herein to the Note Purchase Agreement and no provision of this Note or of the Note Purchase Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to make all payments due on this Note at the time and place and at the rate and in the money herein prescribed.

Subject to the terms and conditions of the Note Purchase Agreement, this Note is transferable by the holder hereof on the register maintained by the Company, or its agent, upon surrender of this Note for registration of transfer at the office of the Company duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be made for any such registration of transfer.

Prior to due presentment for registration of transfer of this Note, the Company, or its agent, may deem and treat the holder hereof as the absolute owner hereof for the purpose of receiving payment of the principal of and premium, if any, and interest on this Note and for all other purposes, and neither the Company, nor its agent, shall be affected by any notice to the contrary.